EXHIBIT 99.1
Citizens, Inc. Reports Third Quarter 2024 Financial Results

AUSTIN, TX – November 7, 2024 – Citizens, Inc. (NYSE: CIA), a leading diversified financial services company specializing in life, living benefits and final expense insurance, today reported results for the third quarter ended September 30, 2024.

“We are thrilled to report strong sales momentum and exceptional execution in the third quarter and throughout 2024 with several significant developments. Our strategic roadmap is designed to deliver improved operating results and sustainable growth in book value per share. First year premiums have increased year-over-year for eight consecutive quarters. Insurance issued increased 75% in Q3 2024 – our fourth consecutive quarter of record insurance issued, a great example of a leading indicator for our revenue as these sales transition to renewals. We are now licensed in 42 U.S. states and Washington, D.C., up from 32 in 2022,” said Jon Stenberg, President and Chief Executive Officer. “We remain fully committed to persistent and profitable growth and capital management, as evidenced by our positive net cash from operations annually since 2004.”

“As we look ahead, we enter the fourth quarter with momentum and expect continued sales growth leading to profit and revenue growth in the full year 2025. We believe we’re well positioned to drive long-term value creation for our shareholders, supported by our robust global business model. Our strong performance in the first nine months of this year, combined with our competitive advantages in expanding niche markets globally, rapid sales force expansion, and expertise in profitable product development, reinforces great confidence in our outlook,” concluded Stenberg.

Recent Business Highlights
Record setting results and highlight accomplishments for Citizens, including:

•Highest amount of insurance issued ever in a quarter – insurance issued was $307.6 million in Q3 2024, a 75% increase compared to the same period in 2023, primarily from sales of our new products and an increase in producing agents. This comes on the heels of record-setting insurance issued in the fourth quarter of 2023 and the first and second quarters of 2024.
•Record total direct insurance in force - $5.2 billion of total direct insurance in force at September 30, 2024.
•Record number of agents - increased global network of producing agents, up 86% since December 31, 2023 and up 57% since March 31, 2024.
•Licensed in 42 U.S. states and Washington, D.C., up from 32 at December 31, 2022.

Third Quarter 2024 Financial Highlights
•Total revenues increased 4% to $61.7 million in Q3 2024, from $59.4 million in the year-ago quarter.
•Direct first year life and A&H premiums increased 70% in Q3 2024, the eighth consecutive quarter of year-over-year growth in first year premiums, driven by new domestic growth and new products.
•Income before federal income tax of $3.0 million in Q3 2024, from $4.6 million in Q3 2023. Adjusted income before federal income tax of $2.2 million in Q3 2024 from $5.7 million in Q3 2023.
•Net income of $2.8 million or $0.05 per fully diluted Class A share, in Q3 2024, from $2.7 million or $0.05 in Q3 2023.
•Positive net cash provided by operating activities of $9.7 million in Q3 2024. The Company has had positive net cash provided by operating activities annually since 2004.
•Cash and cash equivalents of $32.4 million and no debt at September 30, 2024.
•Book value per Class A share of $4.16 increased 35% over the year-ago quarter. Book value per Class A share excluding accumulated other comprehensive income (loss) (AOCI) of $6.06 increased 8% over the year-ago quarter.

EXHIBIT 99.1
2024 Milestones
For 2024, the Company has set the following milestones:
•Increase first year premium revenues at least 25%
Status YTD through 9/30/24: Increased 66%
•Expand global network of producing agents at least 20%
Status YTD through 9/30/24: Increased 86%
•Introduce 2 to 3 new products or major product enhancements.
Status YTD through 9/30/24: Product enhancement in Q1 and new product in Q3.

Third Quarter 2024 Performance and Highlights
Total revenues increased 4% to $61.7 million in Q3 2024, from $59.4 million in the year-ago quarter with significant growth in the Life Insurance segment, where direct first year premiums increased by 99% from third quarter 2023. Consolidated direct first year life and A&H premiums increased 70% to $8.8 million in Q3 2024 compared to the same year-ago period, driven by new products including new domestic final expense insurance products, and an increased number of producing agents. Renewal premiums were $36.0 million in the third quarter of 2024, compared to $37.3 million in the same year-ago period. This decrease was primarily due to the residual impact of the levels of surrenders and matured endowments over the last several years.

Total benefits and expenses increased by $3.9 million to $58.7 million in the third quarter of 2024, from $54.7 million in the same year-ago period. The increase was primarily due to higher policyholder benefit reserves related to growth in the business, policyholder remeasurement loss related to updating our actuarial assumptions, and increase in death claims benefits.

Because of the increase in total benefits and expenses, income before federal income tax of $3.0 million decreased in Q3 2024, from $4.6 million in Q3 2023. Adjusted income before federal income tax of $2.2 million was lower in Q3 2024, from $5.7 million in Q3 2023. Adjusted income before federal income tax adjusts for discrete items. Adjusted income before federal income tax is a financial measure not presented in accordance with generally accepted accounting principles (“GAAP”) (a “non-GAAP Financial Measure”). Please see the table “GAAP to Non-GAAP Reconciliation” in this news release.

As a result of lower federal income tax, net income for the third quarter of 2024 was $2.8 million, or $0.05 per fully diluted Class A share, an increase from net income of $2.7 million, or $0.05 per fully diluted Class A share, in the prior year quarter.

Investments
Net investment income of $17.4 million for the third quarter of 2024 was flat compared to the same year-ago quarter. The average pre-tax yield on the investment portfolio was 4.6% in the third quarter of 2024, an increase of 6 basis points compared to the same prior year period.

The carrying value of the Company’s fixed maturity securities investment portfolio at September 30, 2024 was $1.3 billion, relatively the same as December 31, 2023.

Cash Flow
Positive net cash provided by operating activities was $9.7 million in Q3 2024. The Company has had positive net cash provided by operating activities annually since 2004 reflecting the strength and consistency of the Company’s liquidity. The Company had cash and cash equivalents of $32.4 million and no debt at September 30, 2024.

About Citizens, Inc.
Citizens, Inc. (NYSE: CIA) is a diversified financial services company providing life, living benefits and final expense insurance and other financial products to individuals and small businesses in the U.S., Latin America, and Asia. Through its customer-centric growth strategy, Citizens offers innovative products to address the evolving needs of its customers in their native languages of English, Spanish, Portuguese, and Mandarin. The Company operates two primary segments: Life Insurance, where internationally the Company is a market leader in U.S. Dollar denominated life insurance and where it is growing in niche

EXHIBIT 99.1
markets in the United States through its final expense products distributed through white-label and established distribution channels, and Home Service Insurance, which operates primarily in the U.S. Gulf coast region. For more information about Citizens, please visit the website at www.citizensinc.com and LinkedIn.

Explanatory Notes on Use of Non-GAAP Measures

Adjusted Operating Income
Adjusted Operating Income is a non-GAAP measure that is computed as pre-tax GAAP operating income with discrete adjustments that exclude net investment related gains (losses), income (loss) from ceased businesses and other special items not indicative of operating trends. Management believes this metric is meaningful, as it allows investors to evaluate underlying profitability and enhances comparability across periods, by excluding items that are heavily impacted by investment market fluctuations and other economic factors and are not indicative of operating trends. Management believes the pre-tax metric is a more useful comparison than the post-tax metric, as the Company’s effective tax rate can fluctuate significantly from quarter-to-quarter.

Adjusted Book Value Per Class A Common Share
Adjusted book value per Class A common share is a non-GAAP measure that is calculated by dividing actual Class A common stockholders’ equity, excluding AOCI, by the number of Class A common shares outstanding at the end of the period. Management believes this metric is meaningful, as it allows investors to evaluate underlying book value growth by excluding the impact of interest rate volatility.

Selected Consolidated Financial Data

As of and for the periods ended	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2024	2023	2024	2023
Balance sheet data
Total assets	$1,735,809	1,564,640	1,735,809	1,564,640
Total liabilities	1,528,236	1,411,893	1,528,236	1,411,893
Total stockholders' equity	207,573	152,747	207,573	152,747
Total direct insurance in force	5,189,523	4,848,205	5,189,523	4,848,205

Operating items
Insurance premiums	$42,897	42,026	124,129	120,001
Net investment income	17,377	17,372	52,404	51,687
Investment related gains (losses), net	827	(892)	1,537	(477)
Total revenues	61,731	59,390	181,527	173,831

Claims and surrenders	36,478	37,723	104,121	100,798
Other general expenses	12,095	11,949	40,072	35,477
Total benefits and expenses	58,694	54,749	170,263	156,431

Income before federal income tax	3,037	4,641	11,264	17,400
Federal income tax expense (benefit)	247	1,943	(27)	3,704
Net income	2,790	2,698	11,291	13,696

Per share data
Book value per share	$4.16	3.08	4.16	3.08
Diluted income per Class A share	0.05	0.05	0.22	0.27

EXHIBIT 99.1
Definition of Reported Segments
The Company is comprised of two operating business segments and other non-insurance enterprises as detailed below. The insurance operations are the Company's primary focus and are the lead income generators of the business.

Life Insurance – The Life Insurance segment primarily issues U.S. dollar-denominated ordinary whole life insurance and endowment policies predominantly sold to non-U.S. residents located principally in Latin America and the Pacific Rim. Domestically, we are licensed in 42 U.S. states and sell whole life final expense insurance and life insurance with living benefits and critical illness products. These products are sold primarily through independent marketing organizations.

Home Service Insurance – The Home Service Insurance segment provides final expense life insurance policies marketed to middle- and lower-income households, and whole life products with higher allowable face values in Louisiana, Mississippi, and Arkansas. These products are sold through independent agents and funeral homes.

Selected Segment Financial Data

As of and for the periods ended	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2024	2023	2024	2023
LIFE INSURANCE SEGMENT
Balance sheet data
Total assets	$1,325,855	1,189,470	1,325,855	1,189,470

Operating items
Insurance premiums	$32,201	31,148	91,667	86,128
Net investment income	13,578	13,661	41,076	40,470
Investment related gains (losses), net	936	(424)	1,743	(123)
Total revenues	47,345	45,269	137,840	129,094

Claims and surrenders	30,083	32,419	86,616	83,826
Total benefits and expenses	42,929	38,719	120,152	108,699

Income (loss) before federal income tax	4,416	6,550	17,688	20,395

HOME SERVICE INSURANCE SEGMENT
Balance sheet data
Total assets	$372,362	333,957	372,362	333,957

Operating items
Insurance premiums	$10,696	10,878	32,462	33,873
Net investment income	3,552	3,459	10,618	10,379
Investment related gains (losses), net	(111)	(370)	(179)	(283)
Total revenues	14,137	13,967	42,921	43,970

Claims and surrenders	6,395	5,304	17,505	16,972
Total benefits and expenses	14,217	14,410	40,967	42,456

Income (loss) before federal income tax	(80)	(443)	1,954	1,514

EXHIBIT 99.1
GAAP to Non-GAAP Reconciliation

Reconciliation of Adjusted Income Before Federal Income Tax

For the periods ended	Three Months Ended September 30,		Nine Months Ended September 30,
Unaudited (In thousands)	2024	2023	2024	2023
Income before federal income tax	$3,037	4,641	11,264	17,400
Less:
Investment related gains (losses)	827	(892)	1,537	(477)
Property insurance business income (loss)	(3)	(159)	(74)	(1,164)
Legal fee accrual	—	—	(3,500)	—
Adjusted income before federal income tax	$2,213	5,692	13,301	19,041

Reconciliation of Stockholders' Equity and Book Value per Class A Common Share

	As of September 30,
Unaudited (In thousands, except per share data)	2024	2023
Stockholders' equity, end of period	$207,573	152,747
Less: Accumulated other comprehensive income (loss) (AOCI)	(94,683)	(126,667)
Stockholders' equity, end of period, excluding AOCI	$302,256	279,414

Book value per Class A common share - diluted	$4.16	3.08
Less: Per share impact of AOCI	(1.90)	(2.55)
Book value per Class A common share - diluted, excluding AOCI	$6.06	5.63

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate", “believe”, “project”, "intends," "continue" or comparable words. Such forward-looking statements may relate to the Company’s expectations regarding its business performance, operational strategy, capital expenditures, technological changes, regulatory actions, and other financial and operational measures. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company's expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

Citizens, Inc. Investor Relations Contacts
Darrow Associates Investor Relations
Jeff Christensen and Matt Kreps
Email: CIA@darrowir.com (Jeff and Matt)
Phone: 703-297-6917 (Jeff) and 214-597-8200 (Matt)